Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Byline Bancorp, Inc. of our report dated March 29, 2018, relating to the consolidated financial statements of Byline Bancorp, Inc., which report appears in the Form 10-K of Byline Bancorp, Inc. for the year ended December 31, 2017, and to the reference to our firm under the heading “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon

January 9, 2019